Exhibit 99.1

Harland News Release
                                                        John H. Harland Company
                                              PO Box 105250, Atlanta, GA  30348
                                                                 (770) 981-9460
                                                                www.harland.net


For More Information, Contact:

Investors
Henry R. Bond
Treasurer & Vice President, Investor Relations
770-593-5697
hbond@harland.net

Media
John Pensec
Vice President
Corporate Communications and Community Relations
770-593-5443
jpensec@harland.net


                 Harland Updates First-Quarter Earnings Guidance

ATLANTA (April 14, 2005) - John H. Harland Company (NYSE:JH) announced today that it expects first-quarter and full-year 2005 earnings per share to be higher than the guidance provided by the company when it reported fourth-quarter 2004 results earlier this year.

The company now expects first-quarter earnings to be between $0.59 and $0.62 per diluted share compared to the original guidance of $0.50 to $0.55 per diluted share. The improvement is due to better than expected operating results in the company's Printed Products segment. Results in the company's Software & Services and Scantron segments are expected to be close to the original projections.

For the full year, the company now expects earnings for 2005 to be in the range of $2.46 to $2.51 per diluted share. This compares to the earlier guidance of $2.38 to $2.43 per diluted share. The increase primarily reflects the improved operating performance of the Printed Products segment in the first quarter. The guidance also reflects the impact of the acquisition of Intrieve, Incorporated, which closed on April 4, 2005 and a third-quarter implementation of SFAS No. 123R - Share-Based Payment which relates to the company's stock-based compensation programs.

Harland will report results for the first quarter of 2005 after the market closes on May 10, 2005.

                                       ###

About Harland
Atlanta-based John H. Harland Company (NYSE: JH) (http://www.harland.net) is a leading provider of software and printed products to the financial and educational markets. Harland Financial Solutions, Inc. (http://www.harlandfinancialsolutions.com), a wholly owned subsidiary, supplies software and services, including customer relationship management, deposit and loan origination, core systems and mortgage services to thousands of financial institutions of all sizes. Harland's printed products offerings include checks, analytical services, direct marketing and financial forms. Scantron Corporation (http://www.scantron.com), a wholly owned subsidiary, is a leading provider of both paper and electronic-based services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.


RISK FACTORS AND CAUTIONARY STATEMENTS
This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of John H. Harland Company and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that the actual results may differ materially from those contemplated by such forward-looking statements. Such differences could be material and adverse.

Many variables will impact the ability to achieve sales levels, improve service quality, achieve production efficiencies and reduce expenses in Printed Products. These include, but are not limited to, the successful implementation of major new accounts and the continuing upgrade of our customer care infrastructure and systems used in the Company's manufacturing, sales, marketing, customer service and call center operations.

Several factors outside the Company's control could negatively impact check revenues. These include the continuing expansion of alternative payment systems such as credit cards, debit cards and other forms of electronic commerce or online payment systems. Check revenues may continue to be adversely affected by continued consolidation of financial institutions, competitive check pricing including up-front contract incentive payments, and the impact of governmental laws and regulations. There can be no assurances that the Company will not lose additional customers or that any such loss could be offset by the addition of new customers.

While the Company believes growth opportunities exist in the Software and Services segment, there can be no assurances that the Company will achieve its revenue or earnings growth targets. The Company believes there are many risk factors inherent in its software business, including but not limited to the retention of employee talent and customers. Also, variables exist in the development of new software products, including the timing and costs of the development effort, product performance, functionality, product acceptance, competition, the Company's ability to integrate acquired companies, and general changes in economic conditions or U.S. financial markets.

Several factors outside of the Company's control could affect results in the Scantron segment. These include the rate of adoption of new electronic data collection, testing and assessment methods, which could negatively impact current forms, scanner sales and related service revenue. The Company continues to develop products and services that it believes offer state-of-the-art electronic data collection, testing and assessment solutions. However, variables exist in the development of new testing methods and technologies, including the timing and costs of the development effort, product performance, functionality, market acceptance, adoption rates, competition, and the funding of education at the federal, state and local level, all of which could have an impact on the Company's business.

Reference should be made to the Risk Factors and Cautionary Statements section of Harland's Form 10-K and Form 10-Q for additional information. Harland undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.